Putnam International Capital Opportunities Fund, August 31, 2004, annual report


Because of the electronic format for filing Form N-SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

53A	Putnam Management has agreed to assume certain expenses
incurred by the fund in connection with allegations of improper short-term trading activity. During the funds year ended August 31, 2004, legal, shareholder servicing and communication, audit, and Trustee fees incurred by the fund and assumed by Putnam Management were $73,231.

72DD1 	Class A	9,677
		Class B	3,695
		Class C	502

72DD2	Class M	203
		Class R	-
		Class Y	1,127

73A1		Class A	0.290
		Class B	0.161
		Class C	0.127

73A2		Class M	0.193
		Class R	0.265
		Class Y	0.339

74U1		Class A	29,059
		Class B	20,176
		Class C	3,208

74U2		Class M	817
		Class R	1
		Class Y	2,856

74V1		Class A	20.47
		Class B	19.96
		Class C	20.22

74V2		Class M	20.23
		Class R	20.45
		Class Y	20.53